FOR IMMEDIATE RELEASE
Date: August 1, 2005
Contact: Jeanne D. Hubbard
202.772.3747

ABIGAIL ADAMS NATIONAL BANCORP, INC. ANNOUNCES THE COMPLETION OF THE ACQUISITION OF CONSOLIDATED
BANK & TRUST CO.

Abigail Adams National Bancorp, Inc. (NASDAQ: AANB) (the “Company”) reports that on July 29, 2005 (the last working day of the month) the Company completed its acquisition of Consolidated Bank & Trust Company, Richmond, VA. Consolidated will remain a separate subsidiary of the Company and, consequently, the Company will begin operations August 1, 2005 as a two bank holding company: The Adams National Bank operating with offices in Washington, DC and Silver Spring, MD and Consolidated Bank & Trust operating with offices in Richmond and Hampton, VA.

Jeanne Delaney Hubbard, Chairwoman of Abigail Adams National Bancorp, Inc. said, “AANB is pleased to welcome the customers and employees of Consolidated to our Company. We are committed to providing the same commitment to growth and profitability to our shareholders as we have in the past. The addition of the Richmond and Hampton area markets to our present market base will strengthen our company. The employees of Consolidated under the leadership of the bank’s CEO, Kim Saunders, are eager and ready to carry on the mission of Adams to provide quality banking services to our communities with an emphasis on the needs of women, minorities, small businesses and not-for-profit companies. With the new capital levels and the increased lending limits brought to Consolidated though this acquisition, the bank is poised to become a banking leader in its communities.”

Kim Saunders, CEO of Consolidated Bank & Trust Company, added, “Customers of Consolidated will see no changes in the familiar faces and the friendly efficient service that they are accustomed to receiving at our offices. The changes will be in the introduction of new products and services and the increased lending limits that will allow our bank once again to be an active participant in our area’s banking environment.”

The Adams National Bank is focused on serving minorities, small businesses and not-for-profit organizations in the Washington, DC area. The Adams National Bank offers a full line of banking services including business and real estate loans, as well as deposit services.

SOURCE: Abigail Adams National Bancorp, Inc.